Exhibit 99.1

Record Sales and Gross Profit Lead Strong Quarter for CVSI

10% Sequential Sales Increase

Management to Host Third Quarter 2018 Financial Results Conference Call on November 7, 2018 at 4:15pm ET

LAS VEGAS, Nov. 07, 2018 (GLOBE NEWSWIRE) -- CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our” or “we”), announced today its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial and Operating Highlights

•	Record Sales of $13,600,000, an increase of 143% compared to Q3 2017

•	Record Gross Profit of $9,945,000, an increase of 149% compared to Q3 2017

•	Record GAAP Net Income of $3,295,000, an improvement of $3,885,000 compared to Q3 2017

•	Record Adjusted EBITDA of $4,128,000, an improvement of $3,253,000 compared to Q3 2017

•	Increased Retail Channel Distribution to 2,093 Stores as of June 30, 2018, a 6% sequential increase over the Company’s retail store count for the second quarter of 2018

•	Achieved industry’s first hemp extract self-affirmed Generally Recognized as Safe (GRAS) status for its hemp-derived CBD gold extract product line

•	Launched new category of PlusCBD Oil™ Gummies to its existing line of industry leading hemp extract products to address increased industry and consumer demand for CBD infused products

•	Continued Progress in Drug Development Division including preclinical progress with CVSI-007, the Company’s patent-pending synthetic-based cannabidiol, which will be co-administered with nicotine to provide treatment options for smokeless tobacco use and addiction, currently a multibillion-dollar market with no currently FDA-approved drugs available to help patients.

First Nine Months of 2018 Financial Highlights

•	Record Sales of $34,020,000, an increase of 153% compared to the first nine months of 2017

•	Record Gross Profit of $24,567,000, an increase of 165% compared to the first nine months of 2017

•	GAAP Net Income of $7,100,000, an improvement of $12,467,000 compared to the first nine months of 2017

•	Record Adjusted EBITDA of $9,796,000, an improvement of $10,267,000 compared to the first nine months of 2017

•	Cash Flow from Operations of $9,926,000, with a cash balance increase of $3,800,000 during Q3 2018

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Sales for Q3 2018 were $13.6 million, demonstrating the Company’s continued organic expansion into all sales channels including the natural product retail, wholesale and direct-to-consumer channels. This is a 10% sequential quarterly increase from $12.3 million reported for Q2 2018. The Company’s natural product retail channel now includes 2,093 locations nationwide.  CV Sciences continues developing new sales channels and is encouraged by the strength of its branded products as evidenced by SPINS® Scan data, which positions the Company as the #l selling hemp CBD product line in the natural products retail channel.

Gross profit for Q3 2018 was $9.9 million and demonstrates the Company’s ability to expand sales while maintaining strong gross margins.

Adjusted EBITDA for Q3 2018 was $4.1 million and shows strong operating leverage from the Company’s significant investment in inventory, product development, systems, marketing and distribution.

“We are encouraged by our performance as we delivered another strong quarter, including our third consecutive quarter of profitability. This was led by initiatives that include accelerating our brand recognition and brand loyalty and growing sales distribution channels that have generated triple-digit year-over-year revenue growth and double-digit sales growth on a sequential quarterly comparison. The demand continues to respond strongly to our leading PlusCBD™ product line, #1 in the hemp CBD product category in the natural products retail channel and we believe this is just the beginning for the vast and nascent hemp CBD market. Most notably during the quarter, we earned the industry’s first self-affirmed Generally Recognized as Safe (GRAS) status for our Gold Formula product line, a move that shows our dedication to building consumer confidence, trust and safety of our products. In conjunction with that, our product innovation was on full display with the introduction of our new PlusCBD Oil™ Gummies in two flavors, Cherry Mango and Citrus Punch as additional factors for driving revenue,” stated Joseph Dowling, Chief Executive Officer of CV Sciences.

Mr. Dowling added, “Our drug development program is making steady progress in advancing our proprietary lead drug candidate - CVSI-007 - which addresses the multibillion dollar smokeless tobacco use and addiction market. We continue to make progress with our pre-clinical program, anticipating filing an Investigational New Drug application in 2019.  We are confident that our continued growth and profitability will allow us to initially pursue our drug development plans without the need for additional outside capital in the near term. Given the industry’s robust growth momentum, we believe we have the right strategies in place and remain committed to achieve a strong 2018 finish.”

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Financial highlights for the three and nine months ended September 30, 2018 and 2017 are presented below:

	For the three months ended September 30,		YOY Change
Financial Highlights	2018	2017	$	%
GAAP Measures:
Product sales, net	$13,600,000	$5,591,000	$8,009,000	143%
Gross profit	9,945,000	3,998,000	5,947,000	149%
Gross profit %	73.1%	71.5%
Net income	3,295,000	(590,000)	3,885,000	n/m
Non-GAAP Measure (unaudited):
EBITDA	$3,656,000	$(442,000)	$4,098,000	n/m
Adjusted EBITDA	4,128,000	875,000	3,253,000	372%

	For the nine months ended September 30,		YOY Change
	2018	2017	$	%
GAAP Measures:
Product sales, net	$34,020,000	$13,437,000	$20,583,000	153%
Gross profit	24,567,000	9,275,000	15,292,000	165%
Gross profit %	72.21%	69.03%
Net income	7,100,000	(5,367,000)	12,467,000	n/m
Cash generated from operating activities	9,926,000	647,000	9,279,000	1434%
Non-GAAP Measure (unaudited):
EBITDA	$7,866,000	$(4,851,000)	$12,717,000	n/m
Adjusted EBITDA	9,796,000	404,000	9,392,000	n/m

  n/m - calculation not meaningful

Balance Sheet and Liquidity Highlights

As of September 30, 2018, the Company had unrestricted cash of $10.3 million and total cash of $11.0 million.  During the quarter ended September 30, 2018, the Company increased its total cash position by $3.8 million.  Stockholders’ equity increased to approximately $25.8 million as of June 30, 2018.

Non-GAAP Financial Measures

CV Sciences focuses on Adjusted EBITDA to evaluate its operating performance and financial position. Adjusted EBITDA is defined as EBITDA (net income [loss], minus interest income, plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. CV Sciences management presents Adjusted EBITDA because we consider it an important measure of performance and it is a meaningful financial metric in assessing operating performance from period to period by excluding certain items that management believes are not representative of the Company’s core business, such as certain non-cash items and other adjustments. The Company believes that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported results in accordance with Generally Accepted Accounting Principles (“GAAP”), provides useful information to investors regarding the Company’s performance.

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Adjusted EBITDA is a non-GAAP measure and does not purport to be an alternative to net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The term “Adjusted EBITDA” is not defined under GAAP, and Adjusted EBITDA is not a measure of net income (loss), operating income or any other performance measure derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. CV Sciences management compensates for these limitations by relying primarily on GAAP results and using Adjusted EBITDA as supplemental information.

A reconciliation from the Company’s GAAP results to Adjusted EBITDA, a non-GAAP measure, for the three and nine months ended September 30, 2018 and 2017 is detailed below:

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Net income (loss)	$3,294,973	$(589,983)	$7,100,217	$(5,366,946)
Interest income	–	–	–	7
Interest expense	30,556	108,203	150,386	371,678
Provision for income taxes	200,000	–	240,000	–
Amortization of purchased intangible assets	8,850	8,850	26,550	26,550
Depreciation of property & equipment	121,911	30,897	349,121	117,744
EBITDA	3,656,290	(442,033)	7,866,274	(4,850,967)

EBITDA Adjustments:
Stock-based compensation expense (1)	237,882	1,328,096	1,634,184	3,072,224
Common stock issued for professional services (2)	233,751	–	295,326	–
Gain on derivative liability (3)	–	(10,987)	–	(248,875)
Royalty buy-out (4)	–	–	–	2,432,000
Total EBITDA Adjustments	471,633	1,317,109	1,929,510	5,255,349
Adjusted EBITDA	$4,127,923	$875,076	$9,795,784	$404,382

(1)	Represents stock-based compensation expense related to stock options and stock grants awarded to employees, consultants and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.
(2)	Represents common stock issued for professional services.
(3)	Represents the gain on changes in derivative liabilities.
(4)	Represents the share-based royalty buy-out associated the CanX acquisition.

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For further discussion of the Company’s financial results for the three and nine months ended September 30, 2018, please refer to the Company’s consolidated financial statements and related Management’s Discussion and Analysis, which can be found at www.cvsciences.com or on EDGAR at www.sec.gov/edgar/searchedgar/webusers.htm in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on November 7, 2018.

Management to Host Financial Results Conference Call

The Company is scheduled to host a conference call to discuss its third quarter 2018 results on Wednesday, November 7, 2018 at 1:15 p.m. PDT/4:15 p.m. EDT.

CV Sciences’ Chief Executive Officer, Joseph Dowling, will lead the call to provide an operational and financial summary of the third quarter and year-to-date results for 2018. Interested parties may access the live webcast by visiting: https://ir.cvsciences.com/.

Participants may also access the listen-only audio call by dialing 1-877-407-8293 (United States) or 1-201-689-8349 (International). If you are unable to participate in the call at this time, a replay will be available for 14 days starting on November 7, 2018, at approximately 7:30 p.m. PT/10:30 p.m. ET. To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 13684643.

About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and, a consumer product division focused on manufacturing, marketing and selling plant-based CBD products to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in Las Vegas, Nevada and San Diego, California.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks and uncertainties.

CONTACT INFORMATION

ir@cvsciences.com
866-976-4784

Source: CV Sciences, Inc.

Released November 7, 2018

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